Exhibit 21

Subsidiaries of The Medicines Company

Subsidiary	Jurisdiction
Annovation BioPharma, Inc.	Delaware

Incline Therapeutics Europe Ltd.	England and Wales

Incline Therapeutics, Inc.	Delaware

MDCO Holdings C.V.	The Netherlands

MEDCO Brasil Participações Ltda.	Brazil

Medicines Company (India) Private Limited	India

The Medicines Company do Brasil Comercio de Medicamentos e Produtos Medicos Ltda.	Brazil

The Medicines Company Holdings, Inc.	Delaware

The Medicines Company (Australia) Pty Limited	Australia

The Medicines Company (Canada) Inc.	Canada

The Medicines Company (Deutschland) GmbH	Germany

The Medicines Company DK ApS	Denmark

The Medicines Company France SAS	France

The Medicines Company (Hong Kong) Limited	Hong Kong

The Medicines Company (Italy) S.r.l.	Italy

The Medicines Company (Leipzig) GmbH	Germany

The Medicines Company (New Zealand) Limited	New Zealand

The Medicines Company (NL) B.V.	The Netherlands

The Medicines Company (Schweiz) GmbH	Switzerland

The Medicines Company Services GmbH	Switzerland

The Medicines Company UK Limited	England and Wales